Exhibit 10.2

February 2, 2022

Jeffrey B. Pyatt

Dear Jeff:

We are pleased that you have agreed to serve as the Chairman of the Board of Directors (the “Board”) of Broadmark Realty Capital Inc. (the “Company”) in connection with your resignation of employment from the Company. This letter sets forth the key terms and conditions for your resignation of employment and your future service as Chairman of the Board (“Chairman”).

1. Position. Effective as of March 1, 2022 (the “Effective Date”), you agree that you will resign as an employee and officer of the Company and its subsidiaries. Effective as of the Effective Date, you will serve as Chairman until either you or the Board provides written notice of your termination from such position (the “Term”). Upon your ceasing to serve as Chairman for any reason, you agree to resign as a member of the Board.

2. Cash Retainer. During the Term, and in consideration for your service as Chairman, the Company shall pay you an annual retainer equal to $210,000, payable in quarterly installments on the same schedule as other non-employee directors. For the avoidance of doubt, such annual cash retainer is in lieu of the cash retainer payable to outside directors of the Company (as defined in the Company’s outside director compensation program as of the date hereof).

3. Equity Awards. In addition, in calendar year 2022, the Company will grant you a restricted stock unit award (“RSUs”) with a grant date fair market value of $200,000, at the same time as the awards granted to all outside directors. Your RSUs will be subject to the terms and conditions of the Company’s 2019 Stock Incentive Plan and the Company’s standard form of restricted stock unit award agreement for non-employee directors. Any equity awards in calendar years 2023 and beyond will be determined pursuant to the Company’s outside director compensation program, as may be amended and/or restated from time to time. In addition, any RSUs or performance-based RSUs that you currently hold will continue to vest in accordance with their terms, subject to your continued service on the Board.

4. Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. In addition, you will retain your Company office space, your reserved parking at the Company office and your administrative assistant, with expenses for such office space, parking spot and administrative support paid by the Company.

5. Non-Employee. During the Term, you shall not be an employee or officer of the Company. You shall not be eligible to participate in any employee benefit plan of the Company, and no amounts payable hereunder shall be subject to tax withholdings. Notwithstanding the foregoing, if you timely and properly elect health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse you for the monthly COBRA premium payable by you for you and your dependents. Such reimbursement shall be paid on the 15th day of the month immediately following the month in which you timely remit the premium payment. You shall be eligible to receive such reimbursement until the earliest of: (a) the 18-month anniversary of the Effective Date; (ii) the date you are no longer eligible to receive COBRA continuation coverage; and (iii) the date on which you become eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5 would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 6 in a manner as is necessary to comply with the ACA.

6. Commitment. During the Term, you will devote such reasonable time, attention, skill and efforts to the business and affairs of the Company as is necessary to discharge the duties and responsibilities assigned to you hereunder, and you shall serve the Company faithfully and to the best of your ability.

7. Entire Agreement; Governing Law. This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including Sections 1-4 of that certain Employment Agreement (the “Employment Agreement”), dated as of August 9, 2019, by and between you and the Company (f/k/a Trinity Sub, Inc.), and constitutes the complete agreement between you and the Company regarding your employment with and separation from the Company and appointment to the position of Chairman. For the avoidance of doubt, Sections 5-12 of the Employment Agreement shall expressly survive your termination of employment in accordance with the terms of the Employment Agreement. This letter may not be amended or modified, except by an express written agreement of the parties. This letter shall be construed, interpreted and governed by the law of the State of Maryland, without giving effect to principles regarding conflict of laws.

8. Counterparts. This letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

9. Headings. Headings in this letter are for reference only and shall not be deemed to have any substantive effect.

[Signature page follows]

Thank you for your continued service to the Company. Please confirm your agreement to the terms specified in this letter by signing below.

Sincerely,

/s/ Stephen G. Haggerty
Name: Stephen G. Haggerty

For the Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ Jeffrey B. Pyatt
Jeffrey B. Pyatt